Filed pursuant to Rule 433

Registration Statement No. 333-154941

Dated March 9, 2009

Issuer Free Writing Prospectus

filed by Palm, Inc.

This free writing prospectus is being furnished on behalf of Palm, Inc. (“Palm”) and relates to the email communication set forth below, which was sent on March 9, 2009.

For purposes of clarification, with regard to the statement that “it is fair to assume that GM% will be higher than what we see on existing products, given the level of innovation represented in the Pre”, Palm’s objective is to improve gross margins but no assurances can be made in this regard and investors should review the “Risk Factors” section of the preliminary prospectus supplement and accompanying prospectus filed with the SEC.

Email dated March 9, 2009

Shares outstanding: 129.6M common, 38.2M associated with the Series B, 15.7M remaining for the Series C, 1.7M warrants (underlying the remaining 51% of Series C, treasury method at share price of $6.15).

Legacy PalmOS applications: backward compatibility is not part of webOS. That said, I think it is fair to assume that there will be a 3rd party who will provide this capability.

Gross Margin % for Pre: we have not announced specific targets. I think it is fair to assume that GM% will be higher than what we see on existing products, given the level of innovation represented in the Pre.

Additional carriers: we’ve announced our intent to quickly follow the Sprint launch with a UMTS, world-ready phone. There is a great deal of carrier interest. Our task is selecting the right carriers to launch with. We haven’t commented on the length of Sprint exclusivity. We’re currently focused on the Sprint launch.

Number of webOS devices: we haven’t commented on this.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This free writing prospectus contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding: Palm’s product sales and gross margins; the extent to which third parties may provide backward compatibility for legacy PalmOS applications; the launch of the Palm Pre (including the launch of a UMTS world-ready phone) and the level of carrier interest therein; Palm’s long-term prospects; Palm’s position in the smartphone market; growth in the smartphone market; Palm’ smartphone features, specifications and operating parameters; Palm’s corporate strategy, capitalizing on industry trends and dynamics; economic trends, market conditions and their effects on Palm’s business and on consumer and business purchasing patterns; Palm’s platform strategy; Palm’s development and introduction of new products and services; acceptance of Palm’s smartphone products, market demand for Palm’s products; Palm’s ability to differentiate its products, deliver a range of product choices around open platforms and develop products to serve a broad range of customers; Palm’s ability to lead on design, ease-of-use and functionality; the development and timing of Palm’s new operating system and related software and the introduction of products based on this new platform; competition and Palm’s competitive advantages; Palm’s ability to build its brand and consumers’ awareness of its products; and the resources that Palm and its competitors devote to development, promotion and sale of products. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including, without limitation, the following: fluctuations in the demand for Palm’s existing and future products and services and growth in Palm’s industries and markets; Palm’s ability to forecast demand for its current and future products; possible defects in products and technologies developed; Palm’s ability to introduce new products and services successfully and in a cost-effective and timely manner; Palm’s ability to develop its new operating system; the effect on Palm’s liquidity of current recessionary economic and financial market conditions and Palm’s continued investment in its corporate transformation; Palm’s ability to obtain additional funding; the effect of inadequate liquidity; Palm’s ability to timely and cost-effectively obtain components and elements of its technology from suppliers; Palm’s ability to obtain other key technology from third parties free from errors and defects, integrate it with Palm’s products and meet certification requirements, all on a timely basis; Palm’s ability to compete with existing and new competitors; Palm’s dependence on wireless carriers and ability to meet wireless-carrier certification requirements; Palm’s dependence on a concentrated number of significant customers; and Palm’s ability to adjust to changing market conditions. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the prospectus supplement Palm filed with the Securities and Exchange Commission (the “SEC”) on the same day as this free writing prospectus, and the information incorporated by reference in the prospectus supplement. Palm undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this free writing prospectus.

Palm has filed a registration statement (including a prospectus supplement and accompanying prospectus and documents incorporated therein by reference) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus, the documents incorporated by reference in that registration statement and other documents Palm has filed or may in the future file with the SEC for more complete information about Palm and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Palm, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-430-0686.

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